Exhibit 4.8

SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 11, 2015 among Tesoro Corporation, a Delaware corporation (the “Company”), 2Go Tesoro Company, a Delaware corporation (the “New Guarantor”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).
W I T N E S S E T H :
WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented and in effect, the “Indenture”), dated as of September 27, 2012, pursuant to which the Company has issued an aggregate principal amount of $450,000,000 of 4.250% Senior Notes due 2017 and an aggregate principal amount of $475,000,000 of 5.375% Senior Notes due 2022 (collectively, the “Notes”);
WHEREAS, Article X of the Indenture provides that under certain circumstances the Company may or must cause certain of its Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.     Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture as a Guarantor thereunder.
3.     No Recourse Against Others. No past, present or future director, officer, employee, manager, incorporator, partner, member, agent, shareholder or other owner of Capital Stock of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
4.     NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

[2017 and 2022 Notes Supplemental Indenture]

5.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.     Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.     The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the New Guarantor.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TESORO CORPORATION

By:      /s/ BRAD S. LAKHIA
Name:    Brad S. Lakhia
Title:    Vice President and Treasurer

2GO TESORO COMPANY

By:      /s/ BRAD S. LAKHIA
Name:    Brad S. Lakhia
Title:    Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:     /s/ JAMES KOWALSKI
Name:    James Kowalski
Title:    Vice President

[2017 and 2022 Notes Supplemental Indenture]